UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2013

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

Bridge Facility

As previously reported, on May 25, 2013, TECO Energy, Inc. (the “Corporation”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Corporation, New Mexico Gas Intermediate, Inc. (“NMGI”) and Continental Energy Systems LLC (“CES”). NMGI is the parent company of New Mexico Gas Company, Inc. (“NMGC”). Pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, the Corporation will acquire (the “Acquisition”) from CES all of the outstanding capital stock of its subsidiary, NMGI. Also as previously reported, on May 25, 2013, and in connection with the Stock Purchase Agreement, the Corporation and TECO Finance, Inc. (“TECO Finance”), a wholly-owned subsidiary of the Corporation, entered into a commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”). The Commitment Letter provided that, subject to the conditions set forth therein, Morgan Stanley will commit to provide a 364-day senior bridge term loan facility in an aggregate principal amount of $1.075 billion.

On June 24, 2013, in accordance with the Commitment Letter, the Corporation and TECO Finance entered into a $1.075 billion Senior Unsecured Bridge Credit Agreement (the “Bridge Facility”) among the Corporation as guarantor, TECO Finance as borrower, Morgan Stanley as administrative agent, sole lead arranger and sole bookrunner, and the several lenders named in the Bridge Facility. Under the terms of the Bridge Facility, following the closing of the Acquisition, the Bridge Facility permits NMGC to be added to the Bridge Facility as a borrower.

Pursuant to the Bridge Facility, upon satisfaction of certain conditions precedent contained therein, the borrowers may borrow up to $1.075 billion. TECO Finance’s obligations under the Bridge Facility are unconditionally guaranteed by the Corporation. The Bridge Facility matures 364 days after the closing of the Acquisition. Repaid amounts under the Bridge Facility may not be reborrowed.

It is anticipated that some or all of the Bridge Facility will be replaced or repaid through a combination of TECO Energy common equity, cash-on-hand, and long-term debt at NMGC.

The availability of funds under the Bridge Facility is subject to certain conditions including, among others, and in each case, subject to certain exceptions: (i) the absence of a “material adverse effect” on NMGC, consistent with the definitions in the Bridge Facility; (ii) the accuracy of the representations and warranties in the Bridge Facility; (iii) the consummation of the Acquisition and the absence of certain changes or waivers to the Stock Purchase Agreement; (iv) the absence of defaults under the Bridge Facility and under certain other credit facilities of the Corporation and its subsidiaries (the “Existing Credit Agreements”); (v) the delivery of certain financial information pertaining to the Corporation and its subsidiaries; (vi) the solvency of the Corporation and its subsidiaries on a consolidated basis, and compliance, on a pro forma basis after giving effect to the Acquisition, with all covenants in the Existing Credit Agreements of the Corporation and its subsidiaries; (vii) the amendment of the Corporation’s Third Amended and Restated Credit Agreement (the “Existing TECO Credit Agreement”) dated as of October 25, 2011 by and among the Corporation, as guarantor, TECO Finance, as borrower, JPMorgan Chase Bank, N.A. as administrative agent, and the several other banks and other financial institutions named therein as lenders, to permit the Acquisition (which amendment has been completed, as described below); (viii) the payment of certain transaction fees; and (ix) the delivery of customary closing documents.

The interest rate applicable to the Bridge Facility is, at the borrower’s option, either a floating base rate or a floating Eurodollar rate, in each case, plus an applicable margin ranging from 0.25% to 2.0% depending on the Corporation’s credit rating, and subject to a 0.25% increase for each 90-day period that elapses after the closing of the Acquisition.

The Bridge Facility contains certain covenants that, among other things, restrict certain mergers, consolidations, liquidations and dissolutions of the Corporation and certain subsidiaries, sales by the Corporation and certain subsidiaries of all or a substantial part of its assets; certain liens by of the Corporation or certain subsidiaries on all or substantially all of such party’s assets; in each case subject to exception substantially similar to those exceptions in the Existing TECO Credit Agreement. Under the Bridge Facility, the Corporation must maintain, on a consolidated basis, a total debt to total capitalization ratio of no greater than 0.65 to 1.00 (except with respect to the four fiscal quarters commencing with the quarter in which the Acquisition closes, during which it must maintain a total debt to total capitalization ratio of no greater than 0.70 to 1.00).

Additionally, the Bridge Facility also contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, certain impairments to the guarantee and changes in control.

The lenders or affiliates of the lenders are also lenders in the credit facilities of the Corporation and its subsidiaries, including the Existing TECO Credit Agreement. The lenders and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Corporation and its subsidiaries. The lenders and their affiliates have received, and may in the future receive, customary compensation from the Corporation or its subsidiaries for such services.

Amendment to Existing TECO Credit Agreement

On June 24, 2013, the Corporation and TECO Finance entered into an Amendment No. 1 (the “Amendment”) to the Existing TECO Credit Agreement. Pursuant to the Existing TECO Credit Agreement, TECO Finance may borrow up to $200 million from time to time on a revolving basis. The Existing TECO Credit Agreement matures on October 25, 2016.

The Amendment was entered into to accommodate the Acquisition by (i) temporarily changing the total debt-to-total capitalization financial covenant such that, during the four fiscal quarters commencing with the quarter in which the Acquisition closes, the Corporation must maintain a total debt to total capitalization ratio of no greater than 0.70 to 1.00, instead of the normal capitalization ratio of 0.65 to 1.00, and (ii) changing the definition of Permitted Liens to permit the acquisition of a significant subsidiary that carries secured debt and making other changes matching the corresponding covenant in the Bridge Facility. More specifically, the Amendment adds to the definition of Permitted Liens, (i) liens existing on any property or asset prior to the acquisition thereof by any significant subsidiary or existing on any property or assets of any person that becomes a significant subsidiary after the date of the Amendment prior to the time such person becomes a significant subsidiary, (ii) liens on assets subject to existing liens to secure additional obligations, and (iii) mortgage bonds issued by certain regulated significant subsidiaries including NMGC in a principal amount not exceeding 66 2/3% of the value of such significant subsidiary’s plant, property and equipment. The Amendment also contains other minor changes to the Existing TECO Credit Agreement.

Copies of the Bridge Facility and the Amendment are filed as Exhibits 10.1 and 10.2 to this report, respectively, and are incorporated herein by reference. The foregoing descriptions of the Bridge Facility and the Amendment and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Bridge Facility and the Amendment filed herewith.

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information in Item 1.01 with respect to the Bridge Facility is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Senior Unsecured Bridge Credit Agreement, dated as of June 24, 2013, by and among TECO Energy, Inc., as Guarantor, TECO Finance, Inc., as Borrower, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the Lenders party thereto.

10.2	Amendment No. 1 dated as of June 24, 2013 to the Third Amended and Restated Credit Agreement dated as of October 25, 2011, among TECO Finance, Inc., as Borrower, TECO Energy, Inc. as Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto.

Note: This report contains forward-looking statements, such as statements relating to the Corporation’s anticipated means of replacing or repaying the Bridge Facility. Forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, and actual results may differ materially from those forecasted. The forecasted results are based on the Corporation’s current expectations and assumptions, and the Corporation does not undertake to update that information or any other information contained in this report, except as may be required by law. Factors that could impact actual results include: the risk that the transactions described above may not be consummated or that the anticipated benefits from the transactions cannot be fully realized; regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida and New Mexico economies and demand for TECO Coal’s production; weather variations and customer energy usage patterns affecting sales and operating costs at the utilities and the effect of weather conditions on energy consumption, and the effect of extreme weather conditions or hurricanes; general operating conditions; input commodity prices affecting cost at all of the operating companies; natural gas demand at the utilities; and the ability of the Corporation’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.‘s Annual Report on Form 10-K for the period ended Dec. 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2013	TECO ENERGY, INC. (Registrant)

	By:	/s/ Sandra W. Callahan
Sandra W. Callahan
Senior Vice President-Finance and Accounting
and Chief Financial Officer (Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
10.1	Senior Unsecured Bridge Credit Agreement, dated as of June 24, 2013, by and among TECO Energy, Inc., as Guarantor, TECO Finance, Inc., as Borrower, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the Lenders party thereto.

10.2	Amendment No. 1 dated as of June 24, 2013 to the Third Amended and Restated Credit Agreement dated as of October 25, 2011, among TECO Finance, Inc., as Borrower, TECO Energy, Inc. as Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto.